Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 30, 2006 (except for the first paragraph of Note 1 and Note 13, as to which date is December 11, 2006), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-134609) and related Prospectus of Cal Dive International, Inc.

/s/ Ernst & Young LLP

Houston, Texas
December 11, 2006